Exhibit 3.4

FORM NO. 7a	Registration No. 32581

[GRAPHIC]

BERMUDA

CERTIFICATE OF DEPOSIT OF

MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of

Global Crossing Limited

was delivered to the Registrar of Companies on the 25th day of June, 2007 in accordance with section 45(3) of the Companies Act 1981 (“the Act”).

[SEAL] Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 29th day of June, 2007

/s/ Maria Boodram
for Acting Registrar of Companies

Capital prior to increase:	US$	5,350,000.00
Amount of increase:	US$	250,000.00
Present Capital:	US$	5,600,000.00